Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) made and entered into this 23rd day of February, 2021, effective as of  March 1, 2021 (the “Effective Date”) by and between Mesa Air Group, Inc., a Nevada corporation (the “Company”), and Torque Zubeck (“Executive”).

RECITALS

The Company and Executive have agreed to enter into this Agreement, which shall supersede any prior agreement or understanding between the parties.

ARTICLE I
DUTIES AND TERM

1.1EMPLOYMENT.  In consideration of their mutual covenants and other good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged, the Company agrees to hire Executive, and Executive agrees to remain in the employ of the Company, upon the terms provided in this Employment Agreement.

1.2POSITION AND RESPONSIBILITIES.

(a)Executive shall serve as the Senior Vice President, Finance of the Company.  Executive agrees to perform services, not inconsistent with his position, as are from time to time assigned to him by the President and Chief Financial Officer (“CFO”) of the Company or by the Chief Executive Officer (“CEO”).

(b)During the period of his employment under this Employment Agreement, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties under this Employment Agreement, but Executive shall have the right to engage in personal business and to participate in charitable and civic activities, during normal business hours and otherwise, as long as such business and activities do not unreasonably interfere with Executive’s duties to the Company.

1.3TERM.  The Company may terminate Executive’s employment at any time, subject to providing Executive with written notice (in accordance with Section 6.6) of not less than one fourteen (14) days. For the avoidance of doubt, the Company’s election to terminate Executive in accordance with this Section 1.3 shall trigger the payments set forth in Section 4.5 of the Employment Agreement.

(a)LOCATION. During the period of his employment under this Employment Agreement, Executive shall not be required, except with his prior written consent (which may be withheld in his discretion), to relocate his principal place of employment outside of the Phoenix, Arizona metropolitan area.  The foregoing notwithstanding, Executive shall have up to six months from the date of this Employment Agreement to relocate to the Phoenix, Arizona metropolitan area (such period referred to as the “Relocation Period”). In addition to the foregoing, in connection with Executive’s initial relocation to the Phoenix, Arizona metropolitan area Executive shall be provided with a relocation, pursuant to which Executive shall be reimbursed for reasonable and customary relocation expenses, subject to receipt by the Company of reasonably detailed supporting receipts and related documentation.  In the event Executive resigns or is terminated for Cause at any time during the 12-month period following the date of this Employment Agreement, Executive shall repay to the Company the full amount of all relocation expenses received by Executive no later than 90 days following the effective date of such resignation or termination for Cause.

1.4 During the Relocation Period, Executive may commute on a regular basis, work remotely, or a combination of the foregoing, in his reasonable discretion.  Required travel on the Company’s business following the Relocation Period shall not be deemed a relocation so long as Executive is not required to provide his services under this Employment Agreement outside of Maricopa County, Arizona, for more than 50% of his working days during any consecutive six-month period.

ARTICLE II
COMPENSATION

For all services rendered by Executive in any capacity during his employment under this Employment Agreement, including, without limitation, services as a director or officer or of the board of directors of any subsidiary of the Company, the Company shall compensate Executive as set forth in this Article II.

2.1BASE SALARY.  The Company shall pay to Executive an annual base salary of $275,000, less all appropriate taxes and withholdings (the “Base Salary”).  Executive’s Base Salary shall be paid every other week in equal installments.  The Base Salary shall be reviewed annually by the Board (or a committee designated by the Board) or the President and CFO, and the Board or CEO may, in its discretion, increase the Base Salary.  The Company may reduce the Base Salary under circumstances in which the Company has imposed cuts in salary of other officers on an across the board basis, but any such reduction may not be at a greater percentage than the reduction imposed on any other officer (an “Across the Board Reduction”).  The Base Salary shall be increased to $300,000 upon the earlier to occur of: (i) Executive’s promotion to CFO, and (ii) Executive’s 18-month anniversary of the date of this Employment Agreement, provided Executive is then an employee in good standing.

2.2BONUS PAYMENTS.  During the period of Executive’s employment under this Employment Agreement, Executive shall be entitled to an annual bonus payment of up to $175,000. The annual bonus will be based both individual and company performance.  At the discretion of the Chief Executive Officer or Board of Directors, the Company may pay bonuses to Executive in excess of the annual bonus amount. The annual bonus shall be increased to $225,000 upon the earlier to occur of: (i) Executive’s promotion to CFO, and (ii) Executive’s 18-month anniversary of the date of this Employment Agreement, provided Executive is then an employee in good standing.

2.3EQUITY PARTICIPATION.  During the Employment Period, Executive shall receive an annual equity award (consisting of restricted stock, restricted stock unites (RSUs), or similar equity units) pursuant to the terms of the Company’s then existing equity incentive plan (or similarly titled plan), as determined by the Board or its Compensation Committee in its sole discretion, provided that the annual equity grant during the term of this Employment Agreement shall have a grant date value of not less than $100,000 with the first grant occurring on the first anniversary of the Effective Date.  This annual incentive award shall be increased from $100,000 to $150,000 upon the earlier to occur of: (i) Executive’s promotion to CFO, and (ii) Executive’s 18-month anniversary of the date of this Employment Agreement, provided Executive is then an employee in good standing.  The agreements governing such equity grants shall provide for vesting of such equity over a three-year period.   Upon the effective date of this Employment Agreement Executive shall be granted a one-time RSU grant of thirty-six thousand (36,000) shares. The agreement governing such equity award shall provide for vesting ratably, on an annual basis, over a five-year period.

2.4ADDITIONAL BENEFITS.

(a)GENERAL BENEFITS.  During the term of this Employment Agreement, Executive shall be entitled (i) to participate in all employee benefit and welfare programs, plans and arrangements (including, without limitation, pension, profit sharing, supplemental pension and other retirement plans, insurance, hospitalization, medical and group disability benefits, travel or accident insurance plans) and (ii) to receive fringe benefits, such as dues and fees of professional organizations and associations, in each case under (i) and (ii) to the extent that such programs, plans, arrangements, and benefits are from time to time available to the Company’s executive personnel (the programs and benefits in (i) and (ii) are referred to as “General Benefits”).  During the period of his employment under this Employment Agreement, the Company shall continue to provide the General Benefits to Executive at a level which shall in no event be less, in any material respect, than the General Benefits made available to Executive by the Company as of the date of this Employment Agreement; provided, however, the Company may reduce the General Benefits under circumstances in which the Company has imposed reductions in coverage of the General Benefits of other officers on an across the board basis, but any such reduction may not be disproportionately greater than the reduction imposed on any other officer.

(b)RELOCATION EXPENSES.  During the term of this Employment Agreement, if Executive’s principal place of employment is relocated outside Maricopa County, Arizona (following Executive’s relocation to the Phoenix, Arizona metropolitan area), in accordance with Section 1.4, the Company shall reimburse Executive for all usual relocation expenses incurred by Executive and his household in moving to the new location, including, without limitation, moving expenses and rental payments for temporary living quarters in the area of relocation for a period not to exceed six months, real estate brokerage commissions incurred by Executive in the sale of his then existing principal residence, and loan financing charges and closing costs incurred in connection with the acquisition and financing of a new residence

(c)REIMBURSEMENT OF BUSINESS EXPENSES.  During the term of this Employment Agreement, the Company shall, upon submission of documentation by executive in accordance with standard Company policies from time to time, pay, or reimburse Executive for, all reasonable travel and other expenses incurred by Executive in performing his obligations under this Employment Agreement, including for investigation of business opportunities and strategic allegiances for the Company and for client and customer development.

(d)VACATIONS.  During the term of this Employment Agreement, Executive shall be entitled to vacations with pay, and to such personal and sick leave with pay, in accordance with the policy of the Company as may be established from time to time by the Company and as applies to other executive officers of the Company.  In no event shall Executive be entitled to fewer than three weeks annual vacation.  Any vacation days which remain unused at the end of a calendar year that are in excess of such three weeks annual vacation shall expire and shall thereafter no longer be useable by Executive, but the Company shall compensate Executive for any such unused vacation days in accordance with the formula set forth in Section 4.1(b), by payment in January of the next year.  Similarly, any unused paid holidays may be carried over from one year to the next but not in excess of an aggregate of five days of paid holidays may be carried over from one year to the next; to the extent any paid holidays remain unused at the end of a calendar year that are in excess of such five paid holidays, such paid holidays shall expire and shall thereafter no longer be useable by Executive, but the Company shall compensate Executive for any such unused paid holidays in accordance with the formula set forth in Section 4,1(b), by payment in January of the next year.

(e)DIRECTOR FEES.  During the term of this Employment Agreement, Executive shall not be entitled to be paid any fees for attendance at meetings of the Board of Directors or any committee of the Board of Directors (or the board or committee of the board of any subsidiary).

(f)AIRLINE PASSES.  During the term of this Employment Agreement, the Company shall use its reasonable efforts to obtain for the benefit of Executive and Executive’s immediate family (Executive’s spouse or partner, Executive’s children, and the spouse and children of any of Executive’s children), the right to fly on a complimentary basis on the aircraft of other airlines. Such efforts shall include negotiating in good faith with other carriers for such rights and offering reciprocal rights to the executives (and their immediate family members) of such other carriers. The Company shall use its reasonable efforts to cause any successor or subsequent successor to the business or assets of the Company to grant such rights as to all routes operated by such successor (or subsequent successor) and any of its affiliates,

2.5PAYMENT OF EXCISE TAXES. If any payment received by Executive under this Employment Agreement, as a result of or following any termination of employment under this Employment Agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (as amended from time to time, the “Code”), or any successor or similar provision of the Code (the “Excise Tax”), the Company shall pay Executive an additional cash amount (the “Gross Up”) such that the net after-tax amount received by Executive under this Employment Agreement is the same as if the Excise Tax had not applied to any payments made under this Employment Agreement.  The Company shall pay such amounts promptly after the calculation referred to in Section 2.6 has been made, subject, however, to the six month delay of payment described in Section 6.10, but no later than December 31 of the year following the year in which the Executive remits the related taxes.

2.6CERTAIN ADJUSTMENT PAYMENTS.  For purposes of determining the Gross Up, Executive shall be deemed to pay the federal income tax at the highest marginal rate of taxation (currently 39.6%) in the calendar year in which the payment to which the Gross Up applies is to be made.  The determination of whether such Excise Tax is payable and the amount of the Excise

Tax shall be made upon the opinion of a national accounting firm selected by Executive and reasonably acceptable to the Company.  If such opinion is not finally accepted by the Internal Revenue Service upon audit or otherwise, then appropriate adjustments shall be computed (with interest at the rate required to be paid by Executive under the Code and with Gross Up, if applicable) by such tax counsel based upon the final amount of the Excise Tax so determined, and (a) any additional amount due Executive as a result of such adjustment shall be paid to Executive by the Company in cash in a lump sum within 30 days after such computation, or (b) any amount due the Company as a result of such adjustment shall be paid to the Company by Executive in cash in a lump sum within 30 days after such computation.  The Gross Up payment shall be subject to the six month delay of payment described in Section 6.10, but shall be made by December 31 of the year following the year in which the Executive remits the related taxes.

ARTICLE III
TERMINATION OF EMPLOYMENT

3.1DEATH OR RETIREMENT OF EXECUTIVE.  Executive’s employment under this Employment Agreement shall automatically terminate upon the death or Retirement of Executive.

3.2BY EXECUTIVE.  Executive shall be entitled to terminate his employment under this Employment Agreement by giving Notice of Termination to the Company:

(a)for Good Reason;

(b)at any time without Good Reason.

3.3BY COMPANY.  The Company shall be entitled to terminate Executive’s employment under this Employment Agreement by giving Notice of Termination to Executive:

(a)in the event of Executive’s Total Disability;

(b)for Cause; and

(c)at any time without Cause.

ARTICLE IV
COMPENSATION UPON TERMINATION OF EMPLOYMENT

If Executive’s employment under this Employment Agreement is terminated, then except for any other rights or benefits specifically provided for in this Employment Agreement following his period of employment, the Company shall be obligated to provide compensation and benefits to Executive only as follows and only after execution by Executive of a general release of claims in favor of the Company and all related parties in a form provided by the Company.

4.1UPON TERMINATION FOR DEATH OR TOTAL DISABILITY.  If Executive’s employment under this Employment Agreement is terminated by reason of his death or Total Disability, the Company shall:

(a)pay Executive (or his estate) any Base Salary which has been earned but not been paid as of the termination date (the “Accrued Base Salary”);

(b)pay Executive (or his estate) for unused vacation days and paid holidays accrued as of the termination date in an amount equal to his Base Salary multiplied by a fraction the numerator of which is the number of accrued unused vacation days and paid holidays, and the denominator of which is 260 (the “Accrued Vacation Payment”);

(c)reimburse Executive (or his estate) for expenses incurred by him prior to the date of termination which are subject to reimbursement pursuant to this Employment Agreement (the “Accrued Reimbursable Expenses”);

(d)provide to Executive (or his estate) any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans or programs (the “Accrued Benefits”), together with any benefits required to be paid or provided in the event of Executive’s death or disability under applicable law;

(e)pay Executive (or his estate) any annual or other bonus which has been earned but has not been paid; and

4.2UPON TERMINATION BY COMPANY FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON.  If Executive’s employment is terminated by the Company for Cause, or if Executive terminates his employment with the Company, other than (x) upon Executive’s death or Total Disability or (y) for Good Reason, the Company shall:

(a)pay Executive the Accrued Base Salary;

(b)pay Executive the Accrued Vacation Payment;

(c)reimburse Executive for the Accrued Reimbursable Expenses;

(d)provide Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

(e)pay Executive (or his estate) any annual or other bonus which has been earned but has not been paid; and

4.3UPON TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON. If Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall:

(a)pay Executive the Accrued Base Salary;

(b)pay Executive the Accrued Vacation Payment;

(c)reimburse Executive the Accrued Reimbursable Expenses;

(d)provide Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

(e)pay Executive any annual or other bonus which has been earned but has not been paid; and

(f)subject to the six month delay of payment described in Section 6.10, pay Executive an amount equal to (A) the sum of (1) Executive’s Base Salary in effect immediately prior to the time such termination occurs, plus (2) the annual bonus amount; and

(g)maintain in full force and effect, for Executive’s and his eligible beneficiaries’ continued benefit, continued health insurance coverage, for a period of 12 months following the termination date of his employment under this Employment Agreement, except to the extent that, as to any such coverage, Executive receives the substantial equivalent of such coverage as a result of his employment with another employer after the termination date.  Notwithstanding the foregoing, if Executive’s continued participation in the health insurance plan is not permitted under the terms of the plan, program or arrangement under which the benefit was provided to Executive by the Company, or may result in negative tax effects for the Company, the Company shall arrange to provide Executive with health insurance coverage substantially similar to the coverage which Executive would have been entitled to receive under such plan, program or arrangement a portion of which may be provided by the Company paying Executive’s COBRA premiums (which may be included in Executive’s taxable income); and

(h)cause all unvested Equity to immediately vest.

4.4UPON TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL.  If Executive’s employment is terminated by the Company or its successor-in-interest without Cause or by Executive for Good Reason within 12 months following a Change of Control, the Company shall:

(a)pay Executive the Accrued Base Salary;

(b)pay Executive the Accrued Vacation Payment;

(c)reimburse Executive the Accrued Reimbursable Expenses;

(d)provide Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

(e)pay Executive any annual or other bonus which has been earned but has not been paid; and

(f)subject to the six month delay of payment described in Section 6.10 for a payment due to the Executive’s termination of employment, or if payment is made due to a Change of Control, within thirty (30) days after the Change of Control, pay Executive an amount equal to the sum of (1) Executive’s Base Salary in effect immediately prior to the time such termination or Change of Control occurs, plus (2) an amount equal to the annual bonus; and

(g)maintain in full force and effect, for Executive’s and his eligible beneficiaries’ continued benefit, continued health insurance coverage, for a period of 12 months following the termination date of his employment under this Employment Agreement, except to the extent that, as to any such coverage, Executive receives the substantial equivalent of such coverage as a result of his employment with another employer after the termination date.  Following the expiration of such 12 month period, the Company shall permit Executive, or his eligible beneficiaries, as the case may be, to purchase such continued health insurance coverage for an additional period of 12 months.  Notwithstanding the foregoing, if Executive’s continued participation in the health insurance plan is not permitted under the terms of the plan, program or arrangement under which the benefit was provided to Executive by the Company, or may result in negative tax effects for the Company, the Company shall arrange to provide Executive with health insurance coverage substantially similar to the coverage which Executive would have been entitled to receive under such plan, program or arrangement a portion of which may be provided by the Company paying Executive’s COBRA premiums (which may be included in Executive’s taxable income); and

(h)cause all unvested Equity to immediately vest.

ARTICLE V
RESTRICTIVE COVENANTS

5.1CONFIDENTIAL INFORMATION AND MATERIALS.  Executive agrees that during the course of his employment with the Company, he has obtained and shall likely obtain in the future “Confidential Information.” “Confidential Information” is information concerning the Company which the Company attempts to keep confidential, has not been publicly disclosed by the Company, is not a matter of common knowledge in the airline industry, and was not known by Executive prior to his employment by the Company, including, but not limited to, certain information relating to the business plans, trade practices, finances, accounting methods, methods of operations, trade secrets, marketing plans or programs, forecasts, statistics relating to routes and markets, contracts, customers, compensation arrangements, and business opportunities.  Executive agrees that the Confidential Information is proprietary to the Company, and agrees to sign and be bound by the terms of the Company’s Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”).

5.2GENERAL KNOWLEDGE.  The general skills and experience gained by Executive during Executive’s employment or engagement by the Company, and information publicly available without breach of any duty owed by any person to the Company or generally known within the airline industry, is not considered Confidential Information.  Executive is not restricted from working with a person or entity which has independently developed information or materials similar to the Confidential Information, but in such a circumstance, Executive agrees not to disclose the fact that any similarity exists between the Confidential Information and the independently developed information and materials, and Executive understands that such similarity does not excuse Executive from the non-disclosure and other obligations in this Employment Agreement.

5.3EXECUTIVE OBLIGATIONS AS TO CONFIDENTIAL INFORMATION AND MATERIALS.  During Executive’s employment or engagement by the Company, Executive shall have access to the Confidential Information and shall occupy a position of trust and confidence with respect to the Confidential Information and the Company’s affairs and business.  Executive agrees to take the following steps to preserve the confidential and proprietary nature of the Confidential Information:

(a)NON-DISCLOSURE.  During Executive’s Employment or engagement by the Company and for a period of two years after the termination of Executive’s Employment or engagement by the Company for any reason, Executive shall not use, disclose or otherwise permit any person or entity access to any of the Confidential Information other than as required in the performance of Executive’s duties with the Company and other than is required to be disclosed by law or by any court, administrative agency, or arbitration panel.

(b)PREVENT DISCLOSURE.  During and for a period of two years after the termination of Executive’s Employment or engagement by the Company, except as provided in Section 5.3(a), Executive shall take all reasonable precautions to prevent disclosure of the Confidential Information to unauthorized persons or entities, other than is required to be disclosed by law or by any court, administrative agency, or arbitration panel.

(c)RETURN ALL MATERIALS.  Upon termination of Executive’s employment or engagement by the Company for any reason whatsoever, or earlier if requested by the Company, Executive shall deliver to the Company all tangible materials relating to, but not limited to, the Confidential Information and any other information regarding the Company, including any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information and shall not retain any copies of any of the above materials.

ARTICLE VI
MISCELLANEOUS

6.1DEFINITIONS.  For purposes of this Employment Agreement, the following terms shall have the following meanings:

(a)“Across the Board Reduction” — as defined in Section 2.1;

(b)“Accrued Base Salary” — as defined in. Section 4.1(a);

(c)“Accrued Benefits” — as defined in Section 4.1(d);

(d)“Accrued Reimbursable Expenses” — as defined in Section 4.3(c);

(e)“Accrued Vacation Payment” — as defined in Section 4.1(b);

(f)“Base Salary” — as defined in Section 2.1;

(g)“Board” — shall mean the Board of Directors of the Company;

(h)“Cause” shall mean the occurrence of any of the following:

(i)Executive’s willful misconduct, including, but not limited to, Executive’s misappropriation of trade secrets, fraud or embezzlement;

(ii)Executive commits a felony offense or any crime involving dishonesty or physical harm to any person; or

(iii)Executive commits a material breach of this Employment Agreement, which breach, if curable, is not cured within thirty (30) days following written notice to Executive from the Company; or

(iv)If Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which refusal is not cured within thirty (30) days following written notice to Executive from the Company;

(v)No failure of Executive to satisfy any goals, forecasts or other financial or business criteria established by the Company, standing alone, shall constitute Cause.

(i)“Change of Control” shall mean and shall be deemed to have occurred if one of the following occurs and the event is also a “change in control event” as defined in Section 409A (defined below):

(i)After the date of this Employment Agreement, any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), or any other persons who the Board of Directors determines in good faith is acting as a group, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) directly or indirectly of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities ordinarily having the right to vote at an election of directors;

(ii)A majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors before the date of appointment or election;

(iii)A tender offer or exchange offer is made where the intent of such offer is to take over control of the Company, and such offer is consummated for the equity securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities over a twelve month period; or

(iv)Consummation of

(A)a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, in each case, with or to a corporation or other person or entity

(1)of which persons who were the holders of each class of the Company’s capital stock immediately prior to such transaction do not receive voting securities, as a result of their ownership of such capital stock immediately prior to such transaction, that constitute both

(x)more than 51% of each class of capital stock and

(y)more than 51% of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the reorganized, merged, consolidated or purchasing corporation (or in the case of a non-corporate person or entity, functionally equivalent voting power).

(j)“Confidential Information” — as defined in Section 5.1;

(k) “Good Reason” shall mean the occurrence of any of the following if not cured within 20 days following receipt of a Notice of Termination by Executive:

(i)Any change by the Company in Executive’s title, excluding a promotion to CFO, or any significant diminishment in Executive’s function, duties or responsibilities from those associated with his functions, duties or responsibilities as of the date of this Employment Agreement;

(ii)Any material breach of this Employment Agreement or any other agreement between the Company and Executive (and for purposes of this Employment Agreement, any default by the Company to make any payment or to provide any fringe benefit shall be considered material) which remains uncured for a period of 10 days after Executive gives the Company notice of such breach specifying in reasonable detail the event(s) constituting such breach;

(iii)Except with Executive’s prior written consent, relocation of Executive’s principal place of employment to a location greater than 50 miles from Phoenix, Arizona, or requiring Executive to travel on the Company’s business more than is required by Section 1.4; or

(iv)Other than an Across the Board Reduction, any reduction by the Company in Executive’s Base Salary, bonus opportunity or benefits to which Executive is entitled under this Employment Agreement.

(l) “Market Price” means the officially quoted closing price of the common stock of the Company, as reported by the principal exchange on which the common stock of the Company is traded for the date in question.  If there are no transactions on such date, the Market Price shall be determined as of the immediately preceding date on which there were transactions.  If no such prices are reported on such exchange, then Market Price shall mean the average of the high and low sale prices for the common stock of the Company (or if no sales prices are reported, the average of the high and low bid prices) as reported by a quotation system of general circulation to brokers and dealers.  If the common stock of the Company is not traded on any exchange or in the over-the-counter market, the Market Price of the common stock of the Company on any date shall be determined in good faith by the parties;

(m)“Notice of Termination” shall mean a notice which shall indicate the specific termination provision of this Employment Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  Each Notice of Termination shall be delivered at least 30 days prior to the effective date of termination;

(n)“Prime Rate” means the prime rate announced by The Wall Street Journal from time to time;

(o)“Retirement” shall mean normal retirement at age 65;

(p)“Total Disability” or “Totally Disabled” shall mean that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) if applicable, that for at least three months the Executive is receiving income replacement benefits under a Company sponsored plan by reason of any medically determinable physical or mental impairment expected to last at least twelve consecutive months or result in death, or (iii) the Executive is determined to be disabled under a Company disability plan with the same or substantially similar definition of disability, as described in Section 409A (defined below), If there is a dispute as to whether Executive is Totally Disabled, such dispute shall be submitted for resolution to a licensed physician selected by Executive but subject to the reasonable approval of the Company.  If such a dispute arises, Executive shall submit to such examinations and shall provide such information as such physician may request, and the determination of the physician as to whether Executive is Totally Disabled under this definition shall be binding and conclusive.

6.2SUCCESSORS, BINDING AGREEMENT.  This Employment Agreement shall be binding upon and run to the benefit of the Company, its successors and assigns, and shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, beneficiaries, designees, executors, administrators, heirs, distributees, devisees and legatees.

6.3MODIFICATION; NO WAIVER.  This Employment Agreement may not be modified or amended except by an instrument in writing signed by the parties to this Employment Agreement.  No term or, condition of this Employment Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Employment Agreement, except by written instrument by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated in such waiver, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any other term or condition.  No amendment agreed by the parties in writing shall be deemed to give rise to “Good Reason”.

6.4SEVERABILITY.  The covenants and agreements contained in this Employment Agreement are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the employment arrangement that is the basis for this Employment Agreement, shall not affect the validity or enforceability of any other covenant or agreement contained in this Employment Agreement.  If, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained in this Employment Agreement because the duration thereof is too long, or the scope thereof is too broad, it is, expressly agreed between the parties to this Employment Agreement that such duration or scope shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

6.5NOTICES.  All the notices and other communications required or permitted under this Employment Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the parties to this Employment Agreement at the following addresses:

If to the Company, to it at:
Mesa Air Group, Inc.
410 North 44th Street, Suite 700
Phoenix, AZ 85008
Attn: Chief Executive Officer
If Executive, to him at:
[______________________]

Notices shall be deemed to have been given and received upon personal delivery or three business days after having been deposited, if sent by registered or certified mail.

6.6ASSIGNMENT. This Employment Agreement and any rights under this Employment Agreement shall not be assignable by either party without the prior written consent of the other party except that the Company may assign this Employment Agreement to its successor in interest in a Change in Control transaction, provided that such successor in interest expressly assumes the terms of this Employment Agreement.

6.7ENTIRE UNDERSTANDING.  This Employment Agreement (together with the Exhibits incorporated as a part of this Employment Agreement) constitutes the entire understanding between the parties to this Employment Agreement and no agreement, representation, warranty or covenant has been made by either party except as expressly set forth in this Employment Agreement.

6.8EXECUTIVE’S REPRESENTATIONS.  Executive represents and warrants that neither the execution and delivery of this Employment Agreement nor the performance of his duties under this Employment Agreement violates the provisions of any other agreement to which he is a party or by which he is bound.

6.9SECTION 409A.  This Employment Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A”).  If the Company determines in good faith that any provision of this Employment Agreement would cause the Executive to incur an additional tax, penalty, or interest under Section 409A, the Compensation Committee and the Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A.  The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Employment Agreement.

For purposes of Section 409A, the right to a series of installment payments under this Employment Agreement shall be treated as a right to a series of separate payments.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Employment Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

“Termination of employment,” or words of similar import, as used in this Employment Agreement means, for purposes of any payments under this Employment Agreement that are payments of deferred compensation subject to Section 409A, the Executive’s “separation from service” as defined in Section 409A.

If a payment obligation under this Employment Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue with interest as described in Section 6.11 and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.

6.10INTEREST ON PAST DUE AMOUNTS; ATTORNEYS FEES.  All amounts under this Employment Agreement that are not paid when due shall bear interest at the rate of 4% plus Libor per annum, from the date such payments were due until paid.  In the event Libor is no longer in effect at any time during the term of this Employment Agreement, the Company shall determine in its reasonably discretion a substitute benchmark rate for purposes of this Sectoin 6.11.  In addition, any party who breaches this Employment Agreement shall be obligated to pay the reasonable attorney’s fees and costs incurred by the other party in seeking to enforce the terms of this Employment Agreement.

6.11 GOVERNING LAW.  This Employment Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Arizona applicable to contracts executed and wholly performed within such state.

[SIGNATURE PAGES FOLLOW]

MESA AIR GROUP, INC.,
a Nevada corporation

By:
Name:
Title:

TORQUE ZUBECK

[Signature Page to Employment Agreement]